SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2002

DHB Industries, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	0-22429	11-3129361
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 Westbury Ave., Carle Place, New York		11514
(Address of principal executive offices)		(Zip Code)

(516) 997-1155
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

FORM 8-K

Item 5.   Other Events

On June 28, 2002, the Company and its subsidiaries entered into a First Amendment and Waiver to Loan and Security Agreement dated September 24, 2001 with its senior lender, LaSalle Business Credit, Inc., an ABN AMRO Bank, N.V. affiliate ("LaSalle"), whereby LaSalle (i) increased the Company's maximum revolving loan limit from $18.8 million to $25 million, (ii) modified certain other terms of the loan agreement, (iii) consented to the repayment, in whole or in part, by the Company of outstanding amounts owed to a major shareholder (the "Shareholder Debt") and (iv) consented to the repurchase or redemption of certain shares of the Company's preferred stock. On June 28, 2002, the Company repaid $5.5 million of the $7 million Shareholder Debt.

In September 2001, LaSalle had provided an $18.8 million credit facility to DHB, which consisted of a $1.8 million term loan, a $1.5 million capital expenditure line and a $15.5 million asset based loan. The amended facility now provides for a $25 million asset based loan.

Item 7.   Exhibits

Exhibit No.

10.1	First Amendment and Waiver dated as of June 28, 2002 to Loan and Security Agreement dated September 24, 2001 by and among LaSalle Business Credit, Inc., and Protective Apparel Corporation of America, Point Blank Body Armor, Inc., NDL Products, Inc. and DHB Industries, Inc.

10.2	Amended and Restated Revolving Note dated June 28, 2002 (originally executed September 24, 2001), made by Protective Apparel Corporation of America, Point Blank Body Armor, Inc. and NDL Products, Inc. to the order of LaSalle Business Credit, Inc. in the principal amount of $25 million.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned, hereunto duly authorized.

DHB INDUSTRIES, INC. (Registrant)

Date: July 12, 2002	By: /s/ Dawn M. Schlegel Name: Dawn M. Schlegel Title: Chief Financial Officer